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                                                                    EXHIBIT 4.13

May 24, 2001


Steelcase Financial Services Ltd.
1 Steelcase Road West
Markham, Ontario
L3R OT3
Attention: Chief Financial Officer

Dear Sirs:

We refer to the facility agreement dated as of April 5, 2000 between Royal Bank of Canada (the "Bank") and Steelcase Financial Services Ltd. (the "Borrower"), as borrower, (the "Facilities Agreement") and to the Guarantee dated as of April 5, 2000 (the "Guarantee") made by Steelcase Inc. (the "Guarantor") for the benefit of the Bank relating to the indebtedness of the Borrower to the Bank under the Facilities Agreement. We confirm our agreement to amend the Facilities Agreement, subject to the following terms and conditions.

1.   DEFINITIONS:

     Capitalized terms used and not defined herein have the meanings ascribed to such terms in the Facilities Agreement.

2.   PAYMENT ADJUSTMENT:

     Section 7 of the Facilities Agreement entitled Payment Adjustment is amended to add the following provisions thereto:

     "(c) If the ratio of the Guarantor's Funded Debt to EBITDA becomes greater than 2.75 to 1.0, as evidenced by the Guarantor's quarterly financial statements delivered by the Guarantor in accordance with the Guarantee, then, in addition to the rights granted to the Bank pursuant to Section 7(a) above, the Bank may calculate the present value of all the then remaining lease payments (excluding taxes) owing to the Borrower by the lessees pursuant to the Leases using (i) the Discount Rate + 0.15%, and (ii) the Discount Rate + 0.50%. Following any such calculation, the Bank may deliver a written notice to the Borrower requiring that the Borrower pay the Bank an amount equal to the difference obtained when the present value as calculated in (i) above is deducted from the present value as calculated in (ii) above. Any such requirement given by the Bank shall be accompanied by the Bank's supporting calculations, which shall constitute prima facie evidence of the amount required to be paid, payment shall be

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          made within 5 Business Days of receipt of such written requirement for payment.

     (d) If following a payment made pursuant to subsection 7(c) above, the ratio of the Guarantor's Funded Debt to EBITDA becomes less than or equal to 2.75 to 1.0 as evidenced by the Guarantor's quarterly financial statements delivered by the Guarantor in accordance with the Guarantee, then, in addition to the rights granted to the Borrower pursuant to Section 7(b) above, the Borrower may calculate the present value of all the then remaining lease payments (excluding taxes) owing to the Borrower by the lessees pursuant to the Leases using (i) the Discount Rate + 0.15%, and (ii) the Discount Rate + 0.50%. Following any such calculation, the Borrower may deliver a written notice to the Bank requiring that the Bank advance a Borrowing at the rate, amortization and other terms described herein to the Borrower of an amount equal to the difference obtained when the present value as calculated in (i) above is deducted from the present value as calculated in (ii) above. Any such requirement given by the Borrower shall be accompanied by the Borrower's supporting calculations, which shall constitute prima facie evidence of the amount required to be paid. Payment shall be made within five Business Days of receipt of such written requirement for payment.

     The calculation of the ratio of Funded Debt to EBITDA shall in all instances be calculated for a period of four consecutive fiscal quarters."

3.   COVENANTS:

     Section 17 of the Facilities Agreement entitled Covenants is amended to add the following provisions thereto:

     "(f) not to, without the prior written consent of the Bank, (i) sell, transfer, convey or otherwise dispose of the Leases or any rights or interest of the Borrower therein, save and except on a lease by lease basis in connection with the Borrower's ongoing administration and management of the Leases in the ordinary course of business or (ii) grant, create, assume or suffer to exist any mortgage, charge, lien, pledge, security interest or other encumbrance affecting the Leases or any rights or interest of the Borrower therein;"

4.   EVENTS OF DEFAULT:

     Section 18 of the Facilities Agreement entitled Events of Default is amended as follows:

     (a) to delete Event of Default (b) thereof and to substitute therefor the following:

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          "(b) the Borrower shall fail to perform or observe (i) any term, covenant or agreement contained in this Agreement (other than any term, covenant or agreement contained in section 17(a), 17(b), 17(e) or 17(f) on its part to be performed or observed and the failure to perform or observe such term, covenant or agreement shall remain unremedied for 30 days after the Borrower obtains knowledge of such breach or (ii) any term, covenant or agreement contained in Section 17(a), 17(b), 17(e) or 17(f);"

     (b) to add the words "of the Borrower or Guarantor, as the case may be," to Event of Default (i) after subparagraph (iv) thereof and immediately before the words "and in the case of any involuntary proceeding"; and

     (c)  to add a new Event of Default (1) as follows:

          "(l) an Event of Default occurs under the facility agreement between the Borrower and the Bank dated May 24, 2001 or a breach or default occurs and is continuing after the giving of any required notice and passage of any applicable grace period under any other agreement between the Borrower or the Guarantor and the Bank;"

5.   SCHEDULE "D":

     The reference to the date February 27, 1998 in the four places it appears in section 3 of the officer's certificate set forth as Schedule "D" to the Facility Agreement is amended to refer to the date February 25, 2000, to correspond to an amendment being made to the Guarantee by an amending agreement between the Bank and the Guarantor dated the same date hereof;

6.   CONSENT:

     The Borrower confirms its agreement and consents to all the terms and conditions of this amending agreement and to the amendments to the Guarantee made by an amending agreement between the Bank and the Guarantor dated the same date hereof.

7.   GENERAL:

     (a) The Borrower agrees to take such action and execute and deliver such further documents as shall be reasonably required by the Bank in order to give effect to and carry out the intentions of this amending agreement.

     (b) The Facility Agreement, as amended hereby, is hereby ratified and confirmed and remains in full force and effect, binding upon the parties in accordance with its terms.

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     (c)  This amending agreement shall be construed in accordance with and be governed by the laws of the Province of Ontario and of Canada applicable therein.

     (d) This amending agreement may be executed and delivered in counterparts, each of which when executed and delivered is an original, but both of which together constitute one and the same agreement.

     (e) The date on which this amending agreement becomes effective is the date appearing on the first page hereof.

Please acknowledge your acceptance of the above terms and conditions by signing the attached copy of this letter in the space provided below and returning it to the undersigned.

Yours truly,

ROYAL BANK OF CANADA

By: /s/ B.R. Baker
   --------------
Name/Title: B.R. Baker, Senior Manager

By: /s/ G.C. Fox
   -------------
Name/Title: SR Asst. Mgr, Business Development
            G.C. Fox

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We acknowledge and accept the terms and conditions of this amending agreement as of the 23rd of May, 2001, which acceptance is effective as of the date first above written.


STEELCASE FINANCIAL SERVICES LTD.

By: /s/ Thomas P. Sullivan
    ----------------------

Name/Title: Thomas P. Sullivan, Vice President
            ----------------------------------